Exhibit 17.2




Intrepid Holdings, Inc.
3200 Wilcrest Drive, Suite 380
Houston, TX 77042
(713) 278-1990
(713) 278-1910 Fax


October 17, 2005


Maurice R. Stone
Chairman
Intrepid Holdings, Inc.
3200 Wilcrest, Suite 380
Houston, TX 77042

Dear Maurice:


Please accept this letter as notification of my immediate resignation from the Board of Directors of Intrepid Holdings. I appreciate the opportunity to work with the Board.

I am looking forward to the opportunity of serving the company and its shareholders in future endeavors.

Sincerely,

/s/ Daryl Webster
------------------------
Daryl Webster
Director

DW/cm

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